SECURITIES AND EXCHANGE COMMISSION
																		Washington, D.C. 20549

																		SCHEDULE 13G

																		Under the Securities Exchange Act of 1934
																		(Amendment No. 2)*

																		Glycomed Incorporated

																		(Name of Issuer)

																		Common Stock

																		(Title of Class of Securities)

																		380002 10 5
																		(CUSIP Number)


Check the following box if a fee is being paid with the statement __. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item
1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.            380002 10 5


(1)	Name of Reporting Person:																Eli Lilly and Company
	S.S. or I.R.S. Identification															35-0470950
	No. of Above Person


(2)	Check the Appropriate Box																(a) __
	if a Member of a Group																						(b) __
																																													Not Applicable


(3)	SEC Use Only


(4)	Citizenship or Place of 																	Indiana
	   Organization

Number of Shares						(5) Sole Voting										722,463
  Beneficially Owned	 	   Power
  by Each Reporting	  (6) Shared Voting								None
  Person With		           Power
																						(7)	Sole Dispositive					722,463
																										Power
																						(8) Shared Disposi-						None
																										tive Power


	(9)	Aggregate Amount Beneficially Owned by				722,463
				 Each Reporting Person

(10)	Check if the Aggregate Amount													Not Applicable
					In Row (9) Excludes Certain Shares

(11)	Percent of Class Represented														5.73% at Dcember 31, 1993
	    by Amount in Row (9)

(12)	Type of Reporting Person	                 CO

Item 1(a).	                                    Name of Issuer

	                                              Glycomed Incorporated

Item 1(b).																																					Address of Issuer's Principal
																																															Executive Offices

																																															860 Atlantic Avenue
																																															Alameda, CA  94501

Item 2(a).																																					Name of Person Filing

																																															Eli Lilly and Company


Item 2(b).																																					Address of Principal Business
																																															Office or, if None, Residence

																																															Lilly Corporate Center
																																															Indianapolis, IN  46285


Item 2(c).																																					Citizenship

																																															Indiana

Item 2(d).																																					Title of Class of Securities

																																															Common Stock

Item 2(e).																																					CUSIP No.

																																															380002 10 5

Item 3.																																								Status of Filer Under
																																															Rules 13d-1(b) or 13d-
																																															2(b)

																																															Not applicable

Item 4.																																								Ownership

																																															(a)	Amount Beneficially Owned

																																																			722,463

																																															(b)	Percent of Class

																																																			5.73% as of December 31,
																																																			1993

																																									(c)	Voting and Dispositive
																																													Power

																																													Sole voting power 		      722,463

																																													Shared voting power		     None

																																													Sole dispositive power	   722,463

																																													Shared dispositive power 	None


Item 5.																																			Ownership of Five Percent or
																																										Less of a Class

																																										Not applicable

Item 6.																																			Ownership of More Than
																																										Five Percent on Behalf
																																										of Another Person

																																										Not applicable

Item 7.																																			Identification and Classification
																																										of the Subsidiary which Acquired
																																										the Security Being Reported on
																																										by	the Parent Holding Company

																																										Not applicable

Item 8.																																			Identification and Classification
																																										of Members of the Group

																																										Not applicable

Item 9.																																			Notice of Dissolution of Group

																																										Not applicable

Item 10.																																		Certification

																																										Not applicable


																																	SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

																																	ELI LILLY AND COMPANY



																																	BY: s/James M. Cornelius
																																	James M. Cornelius, Vice
																																	President, Finance, and
																																 Chief Financial Officer

Date:  February 14, 1994